Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Operating Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL APPOINTS JOHN E. AHERN TO BOARD OF DIRECTORS

Company Increases Board Size with the Addition

of Its Former CEO and Chairman

BOSTON, Mass., March 3, 2010 – NMT Medical, Inc. (NASDAQ: NMTI) today announced that its Board of Directors has appointed John E. Ahern, 65, to serve on the Board. Mr. Ahern formerly served as NMT’s Chief Executive Officer and was previously Chairman of the Board. With the addition of Mr. Ahern, NMT has increased the number of seats on its Board to seven.

“We are fortunate that John has decided to step out of retirement to serve on NMT’s Board at this critical juncture in the Company’s development,” said NMT’s Chairman of the Board James J. Mahoney, Jr. “John was instrumental in developing the CLOSURE I trial and the Company stands to benefit from his deep understanding of our business. The CLOSURE I data analysis is set to commence in April and results are expected later this year. In addition, John brings many years of experience in the medical device industry and has worked closely with our President and Chief Executive Officer Frank Martin and Chief Operating Officer Rick Davis. On behalf of the entire Board, we welcome John back and look forward to his contributions.”

“I am eager to rejoin NMT and excited to participate in the Company’s next phase of development,” said Ahern. “I was actively involved with CLOSURE I for several years since its inception, and remain committed to its success as it draws near completion.”

Ahern served as NMT’s President and CEO from September 2000 to February 2009. He also served as the Chairman of NMT’s Board from September 2000 to January 2008. He has more than 35 years of experience in all aspects of medical device, pharmaceutical and biotechnology development and commercialization and has been responsible for numerous, successful new product launches. Prior to joining NMT Medical, he was Vice President, Emerging Technology Investment Group at C.R. Bard, Inc. where he was responsible for identifying, investing in and managing early-stage medical technologies and companies. While at Bard he was also Vice President of Marketing and Strategic Planning for the interventional cardiology and critical care divisions of the company.

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Mr. Ahern’s background includes international operations at Abbott Laboratories, where he was resident area manager for the Middle East, North Africa and Western Asia. He was the Vice President of Worldwide Sales and Marketing at Intra-Sonix, a venture capital backed start-up focused on ultrasound guided minimally invasive surgical procedures. He also has held several sales and marketing positions in the biotechnology operations at Becton, Dickinson and Company.

Mr. Ahern is inventor on five U.S. patents and foreign counterparts in the field of tissue engineering and cardiac regeneration. He is a member of the American Heart Association Council on Stroke, and Council on Arteriosclerosis, Thrombosis and Vascular Biology. Mr. Ahern has served as a director or advisor to several public and private medical technology companies. He currently leads a private medical technology consulting practice.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 31,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including those relating to the timing and outcome of statistical analysis relating to CLOSURE I and the success of NMT’s international distribution partnerships, involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission.

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